Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

BROOKS AUTOMATION, INC.

It is hereby certified that:

1.The name of the corporation (hereinafter called the “Corporation”) is Brooks Automation, Inc.

2.The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 14, 1994. The name under which the Corporation was originally incorporated was Brooks Automation, Inc.  The Corporation changed its name to Brooks-PRI Automation, Inc. on May 14, 2002, and then changed its name to Brooks Automation, Inc. on February 27, 2003. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 20, 2013.

3.The Restated Certificate of Incorporation is hereby amended by deleting Article First in its entirety and by adding the following new Article First in lieu thereof:

“FIRST:  The name of the corporation (hereinafter called the “Corporation”) is Azenta, Inc.”

4.The amendment of the Restated Certificate of Incorporation, herein certified, has been duly adopted in accordance with the provisions of Section 141 and Section 242 of the General Corporation Law of the State of Delaware and shall be effective at 8:00 a.m. Eastern Time on December 1, 2021.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation of the Corporation to be signed by its duly authorized officer on the 30th day of November, 2021.

By:	/s/ Jason W. Joseph
Name: Jason W. Joseph
Title: Senior Vice President, General
Counsel and Secretary